Exhibit 10(h)1

AMENDED AND RESTATED

ALLETE

EXECUTIVE ANNUAL INCENTIVE PLAN

With Amendments through January 1, 2010

AMENDED AND RESTATED
ALLETE
EXECUTIVE ANNUAL INCENTIVE PLAN

Article 1.Establishment and Purpose

1.1Establishment of the Plan.  ALLETE, Inc., a Minnesota corporation, f/k/a Minnesota Power, Inc., f/k/a Minnesota Power & Light Company (hereinafter referred to as the “Company”), hereby establishes an annual incentive compensation plan (the “Plan”), as set forth in this document.  The Plan allows for annual cash payments to Participants based on the Company’s annual performance relative to both financial and non-financial goals.

1.2Purpose of the Plan.  The purpose of the Plan is to motivate Participants to work toward improved annual financial and non-financial performance.  The Plan is further intended to assist the Company in its ability to attract and retain the services of officers and key employees upon whom the successful conduct of its operations is largely dependent.

Article 2.Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:

2.1“Award” means the payment made to the Participant based on the achievement of established financial and nonfinancial performance goals as provided under the Plan.

2.2“Business Unit” means any subsidiary or division of the Company labeled as a business unit for the purposes of the Plan.

2.3“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)the dissolution of the Company;

(b)a reorganization, merger or consolidation of the Company with one or more unrelated corporations, as a result of which the Company is not the surviving corporation;

(c)the sale, exchange, transfer or other disposition of shares of the common stock of the Company (or shares of the stock of any person that is a shareholder of the Company) in one or more transaction, related or unrelated, to one or more persons unrelated to the Company if, as a result of such transactions, any person (or any person and its affiliates) owns more than twenty percent of the voting power of the outstanding common stock of the Company; or

(d)the sale of all or substantially all the assets of the Company.

2.4“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5“Committee” means the Executive Compensation Committee, appointed by the Board of Directors to administer the Plan.

        2.6“Disability” or “Disabled” means a physical or mental condition in which the Participant is:

(a)           unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(b)           by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Employer’s accident and health plan;

(c)           determined to be totally disabled by the Social Security Administration; or

(d)           disabled pursuant to an Employer-sponsored disability insurance arrangement provided that the definition of disability applied under such disability insurance program complies with the foregoing definition of Disability.

2.7“Eligible Employee” means an employee who is eligible to participate in the Plan, as approved by the Committee.

2.8“Participant” means an Eligible Employee who has received an opportunity for an Award.

2.9“Performance Year” shall mean the period from January 1 through December 31 of any given year.

2.10“Proration” or “Prorated” means an Award calculation that accounts for time spent in a job position or Business Unit based on the number of whole months spent in the position or Business Unit and counting as a whole month any month the Participant was in the position or Business Unit on the 15th of the month.

2.11“Related Company” means ALLETE, Inc. and all persons with whom the ALLETE, Inc. would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control); provided that in applying Code sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code sections 1563(a)(1), (2), and (3), and in applying Treasury Regulations section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulations section 1.414(c)-2

2.12“Retirement” or “Retires” means Separation from Service, for reasons other than death or Disability, on or after attaining normal retirement age or early retirement age as defined in the most applicable qualified retirement plan sponsored by the Related Company that employed  the Participant immediately preceding the Separation from Service, without regard to whether the Participant is a participant in such plan, or if the employer Related Company does not sponsor such retirement plan, on or after attaining Normal Retirement Age or Early Retirement Age as defined in the Minnesota Power and Affiliated Companies Retirement Plan A, without regard to whether the Participant is a participant under the Minnesota Power and Affiliated Companies Retirement Plan A.

2.13“Separation from Service” means that the Participant terminates employment within the meaning of Treasury Regulations section 1.409A-1(h) and other applicable guidance with all Related Companies.  Whether a termination of employment has occurred is determined under the facts and circumstances, and a termination of employment shall occur if all Related Companies and the Participant reasonably anticipate that no further services shall be performed after a certain date or that the level of bona fide services the Participant shall perform after such date (as an employee or an independent contractor) shall permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Related Companies if the Participant has been providing services to the Related Companies less than 36 months).  A Participant shall not be considered to separate from service during a bona fide leave of absence for less than six (6) months or longer if the Participant retains a right to reemployment with any Related Company by contract or statute.  With respect to disability leave, a Participant shall not be considered to separate from service for 29 months unless the Participant otherwise terminates employment or is terminated by all Related Companies

2.14“Target Award” means the percent of base salary set out at the beginning of the Performance Year, a percentage of which is earned based on performance.

Article 3.Administration

3.1The Committee.  The Plan shall be administered by the Executive Compensation Committee of the Board.

3.2Authority of the Committee.  The Committee shall have full power to administer the Plan, including, without limitation, the following: to determine the size of Awards; to determine the terms and conditions under which Awards will be made; to interpret the Plan as it deems appropriate; to establish, amend or waive rules relating to the administration of the Plan; and to delegate its authority as it deems appropriate.

3.3Costs.  The Company shall pay all costs of administration of the Plan.

Article 4.  Funding

4.1Required Funding.  The required funding for Awards under the Plan will be determined before the start of each Performance Year by summing the Target Awards of the Participants.

4.2Adjustments.  As soon as practical after the end of the Performance Year, Awards will be calculated and the funded Award pool will be adjusted accordingly.  If the sum total of actual Awards is greater than the sum total of Target Awards, the difference will be paid out of the additional Company profit generated by the results causing the higher payout.

Article 5.Eligibility and Participation

5.1Eligibility.  Eligible Employees may include officers and key employees of Related Companies, including employees who serve as members of the Company’s Board of Directors, as determined by the Company Chief Executive Officer and approved by the Committee.

Article 6.  Performance Measurement

6.1Financial Measures.  Within ninety (90) days of the start of the Performance Year, the Committee shall approve any financial performance goals using measurements such as the following:  return on gross investment (ROGI), free cash flow, revenue growth, earnings before interest, taxes, depreciation, amortization and leases (EBITDAL), and/or earnings per share (EPS).

6.2Nonfinancial Measures Employed.  Within ninety (90) days of the start of the Performance Year, the Committee will approve any non-financial performance goals based on strategic objectives.

Article 7.Award Determination

7.1Award Calculation.  As soon as possible after the close of the Performance Year, based on audited financial statements (for financial goals) and other records (for nonfinancial goals), each Participant’s Award shall be calculated.  The Committee reserves the right to select from all Eligible Employees, an employee or employees who will not receive Awards under the Plan due to individual performance.  A Participant’s Award will be reduced by, and the Participant will not receive, any amount that otherwise would be disallowed as a deduction by the Company due to the limitations under Code Section 162(m), or any subsequent or similar Code provision that limits the amount of compensation expense the Company may deduct.

7.2Awards.  Any Award with respect to a Performance Year shall be paid between January 1 and March 15 of the year following the close of such Performance Year.

Article 8. Other Awards

The Committee shall have the right to make other Awards which it deems appropriate based on outstanding individual or team performance.  The Committee may grant shares of the Company’s common stock in lieu of cash from time to time.

Article 9.Beneficiary Designation

Each Participant under the Plan may name any beneficiary to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 10.  Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of an Award.  If any such deferral election is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 11.New Hires

A new employee may become a Participant in the year hired and become eligible to earn a Prorated Award for the Performance Year corresponding to the year of hire.

Article 12.Transfers

If during a Performance Year the Participant transfers to a different Business Unit and remains a Participant in the new Business Unit but with different performance goals, different opportunity level or both, the Participant will be eligible to earn a total Prorated Award equal to the sum of: (a) the Prorated Award applicable to the portion of the Performance Year spent in the Business Unit from which the Participant transferred and (b) the Prorated Award applicable to the portion of the Performance Year spent in the Business Unit to which the Participant transferred.

Article 13.Promotions

If during a Performance Year the Participant transfers to a different position in the same Business Unit but with a different opportunity level, the Participant will be eligible to earn a total Prorated Award equal to the sum of: (a) the Prorated Award applicable to the portion of the Performance Year spent in the position from which the Participant transferred and (b) the Prorated Award applicable to the portion of the Performance Year spent in the position to which the Participant transferred.

Article 14.Retirement or Disability

In the case of Retirement or Disability, the Participant will receive a Prorated Award based on the number of months within the Performance Year which had elapsed as of the date of Retirement or Disability.

Article 15.Death

Prorated Awards earned based on the number of months during the Performance Year spent in the employ of the Company until death will be paid to the Participant’s beneficiary or, if no beneficiary is named, to the Participant’s estate.

Article 16.Separation from Service

Separation from Service other than for Retirement, Disability or death before December 31 of any Performance Year results in forfeiture of any Award unless otherwise determined by the Committee.

Article 17. Rights of Employees

17.1Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, for any reason or for no reason in the Company’s sole discretion, nor confer upon any Participant any right to continue in the employ of the Company.

17.2Participation.  No employee shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

Article 18.Change-in-Control

Upon the occurrence of a Change-in-Control, as defined herein, Awards under the Plan will be calculated as if the end of the Performance Year had occurred, based on the Company’s performance to date.

Article 19.Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participants' FICA obligation) required by law to be withheld with respect to an Award made under the Plan.

Article 20.Amendment

The Company reserves the right to cancel, amend, terminate, suspend or otherwise change the Plan or outstanding Awards for any reason at any time before, during or after the Performance Year to which an Award relates, upon authorization of its Board of Directors.  The Executive Compensation Committee of the Board of Directors may expand, reduce or otherwise change any and all opportunities, Awards, and any and all financial factors, or financial measures used in the Plan or outstanding Awards for any reason at any time before, during or after the Performance Year to which an Award relates.  All changes described in this paragraph are at the sole discretion of the Board of Directors and/or the Executive Compensation Committee, may be made at any time, and may have a retroactive effective date.

                  ALLETE, Inc.

By    Donald J. Shippar
                                         Donald J. Shippar
                                         Chairman & Chief Executive Officer

Attest:

By   Deborah A. Amberg
Deborah A. Amberg
Senior Vice President, General Counsel & Secretary